Exhibit 15
LETTER RE: UNAUDITED INTERIM FINANCIAL INFORMATION
November 7, 2005
The Midland Company
7000 Midland Blvd.
Cincinnati, Ohio
We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of The Midland Company and subsidiaries for the periods ended September 30, 2005 and 2004, as indicated in our report dated November 4, 2005; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the nine-month period ended September 30, 2005, is incorporated by reference in Registration Statement No. 33-48511, 333-40560, and 333-101390 on Form S-8 and Registration Statement No. 33-64821, 333-109867, 333-115355, 333-115354, and 333-128492 on Form S-3.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ Deloitte & Touche LLP
Cincinnati, Ohio